Exhibit 10.3

ROYALTY RIGHT AGREEMENT

dated as of November 1, 2023

between

AQUESTIVE THERAPEUTICS, INC.

and

THE PURCHASER NAMED HEREIN

Table of Contents

Page

ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1	Rules of Construction and Defined Terms	1

ARTICLE II
ROYALTY RIGHT

Section 2.1	Sale of Royalty Right	1
Section 2.2	Payment Procedures	1
Section 2.3	Information Rights	2
Section 2.4	Audit Rights	2
Section 2.5	Transferability of Royalty Right	3
Section 2.6	Allocation of Purchase Price	4
Section 2.7	No Partnership or Joint Venture	4
Section 2.8	Notice of Each First Sale Date	4

ARTICLE III MERGERS

Section 3.1	Mergers	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 4.1	Authorization; Enforceability	6
Section 4.2	Governmental and Third Party Authorizations	6
Section 4.3	No Conflicts	6

ARTICLE V CONFIDENTIALITY

Section 5.1	Confidentiality	7

ARTICLE VI SURVIVAL OF CERTAIN PROVISIONS

Section 6.1	Survival of Certain Provisions	7

ARTICLE VII NOTICES

Section 7.1	Notices	8

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ARTICLE VIII SUCCESSORS AND ASSIGNS

Section 8.1	Successors and Assigns	8

ARTICLE IX SEVERABILITY

Section 9.1	Severability	9

ARTICLE X WAIVER OF JURY TRIAL

Section 10.1	WAIVER OF JURY TRIAL	9

ARTICLE XI GOVERNING LAW; CONSENT TO JURISDICTION

Section 11.1	Governing Law; Consent to Jurisdiction	9

ARTICLE XII
COUNTERPARTS

Section 12.1	Counterparts	9

ARTICLE XIII TABLE OF CONTENTS AND HEADINGS

Section 13.1	Table of Contents and Headings	10

ARTICLE XIV TAX MATTERS; TAX DISCLOSURE

Section 14.1	Tax Matters	10
Section 14.2	Tax Disclosure	11

Annex A	Rules of Construction and Defined Terms

ii

ROYALTY RIGHT AGREEMENT

Dated as of November 1, 2023

To the Purchaser named on the signature page hereto

Ladies and Gentlemen:

Aquestive Therapeutics, Inc., a Delaware corporation (the “Seller”), hereby covenants and agrees with you as follows:

ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1            Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Royalty Right Agreement and are hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement. Capitalized terms used but not otherwise defined in this Royalty Right Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement.

ARTICLE II
ROYALTY RIGHT

Section 2.1             Sale of Royalty Right.

(a)               Subject to the terms and conditions of this Royalty Right Agreement, the Seller hereby sells to the purchaser named on the signature page hereto (together with any Person to whom the Royalty Right is Transferred pursuant to the terms hereof, the “Purchaser”) the Royalty Right for the consideration set forth in Section 2.6. The Royalty Right shall only be evidenced by this Royalty Right Agreement and shall not be evidenced by a certificate or other instrument.

(b)             Contemporaneously with entering into this Royalty Right Agreement, the Seller is separately entering into separate royalty right agreements (the “Other Agreements”) with other purchasers (the “Other Purchasers”), which Other Agreements are identical to this Royalty Right Agreement except for the signature pages.

Section 2.2            Payment Procedures.

(a)          On or prior to each Royalty Right Payment Date, the Seller shall (i) pay, by wire transfer in immediately available funds in U.S. dollars to the Purchaser Account, the Royalty Right Payment Amount with respect to the corresponding Royalty Right Period and (ii) deliver to the Purchaser a report (a “Report”) setting forth (A) such Royalty Right Payment Amount, (B) any ANAPHYLM™ Net Sales for such Royalty Right Period, (C) any LIBERVANT™ Net Sales for such Royalty Right Period and (D) any Restricted Proceeds, in each case, calculated in reasonable detail and consistent with the definitions thereof; provided, that, no Report with respect to such ANAPHYLM™ Net Sales or LIBERVANT™ Net Sales, as applicable, is required if there have been no ANAPHYLM™ Net Sales or LIBERVANT™ Net Sales, as applicable, for such Royalty Right Period. Each Report and the contents thereof shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, to the extent that proceeds from ANAPHYLM™ Net Sales or LIBERVANT™ Net Sales, as applicable, in any non-U.S. jurisdiction are subject to restrictions on repatriation to the United States (such proceeds subject to restriction, the “Restricted Proceeds”), payments of Royalty Right Payment Amounts with respect to any Restricted Proceeds may be delayed until two Business Days following the date that such Restricted Proceeds have been repatriated to the United States, provided that the Seller uses its best efforts to repatriate such Restricted Proceeds to the United States as soon as practicable.

(b)          The Seller shall be entitled to withhold taxes from any payments of Royalty Right Payment Amounts as required under applicable Law unless, and solely to the extent, the Purchaser provides (i) an IRS Form W-9 certifying that it is a U.S. person and no withholding is required on such payment or (ii) an appropriate IRS Form W-8 claiming the benefits of an applicable income tax treaty pursuant to which the Purchaser is entitled to a complete exemption from U.S. federal income tax in respect of royalty income and “other income”, or an IRS Form W-8ECI or an IRS Form W-8EXP (each, a “Tax Exemption Form”) or an IRS Form W-8IMY with applicable attachments (including Tax Exemption Forms or other IRS Forms). In the event any Tax Exemption Form or IRS Form W-8IMY (including attachments) delivered to the Seller by the Purchaser expires or becomes obsolete or inaccurate in any respect, the Purchaser shall promptly provide an updated Tax Exemption Form or IRS Form W-8IMY (including attachments) or notify the Seller in writing of the Purchaser’s legal inability to do so (in which case the Seller shall be entitled to withhold from the Purchaser payments of Royalty Right Payment Amounts). Any amounts required by Law to be so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.3           Information Rights. Promptly after receipt by the Seller of the Required Holders’ prior written request, the Seller shall meet at reasonable times during normal business hours with the Purchaser(s) identified by the Required Holders up to four times per calendar year (in the aggregate for all Purchasers) to discuss the content of any Report (or reasons for the lack of any Report). The Seller shall promptly furnish to the Purchasers identified by the Required Holders all relevant information and documentation in connection with this Royalty Right Agreement that the Required Holders may reasonably request in connection with whether the calculation of ANAPHYLM™ Net Sales, LIBERVANT™ Net Sales or a Royalty Right Payment Amount is in error. The Seller agrees to maintain, or cause to be kept and maintained, books and records relevant to the calculation of ANAPHYLM™ Net Sales, LIBERVANT™ Net Sales and Royalty Right Payment Amounts. Any information or documentation discussed, provided or made available by the Seller pursuant to this Section 2.3 shall be subject to the Confidentiality Agreement.

Section 2.4            Audit Rights. Subject to reasonable advance written notice from the Required Holders and in any event not more than once per calendar year and limited to a three-year look-back period in each case, the Seller shall permit the Required Holders and/or an independent accounting firm reputable in the United States chosen by the Required Holders to have access during normal business hours to the books and records of the Seller as may be reasonably necessary to audit the calculation of ANAPHYLM™ Net Sales, LIBERVANT™ Net Sales and Royalty Right Payment Amounts (or reasons for the lack of any calculation therefor). Any such audit shall be at the expense of the Required Holders; provided, however, that if any such audit reveals a discrepancy if favor of the Purchasers that exceeds the lesser of (i) [***] and (ii) [***] of a Royalty Right Payment Amount, then the cost of such audit shall instead be borne by the Seller. In the event that any such audit reveals an underpayment of any Royalty Right Payment Amount, then the underpayment amount shall be paid within 30 days after any Purchaser makes a demand therefor, plus interest thereon if such audit amount exceeds the lesser of (i) [***] and (ii) [***] of the amount that actually should have been paid. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of 0.50% over the prime rate of interest as published in The Wall Street Journal, Eastern Edition (or, if such publication is no longer available or relevant, a publication reasonably selected in good faith by the Seller), in effect on the date such amount was due. Any independent accounting firm conducting any audit pursuant to this Section 2.4 shall agree to be bound by the terms of the Confidentiality Agreement or shall otherwise agree to confidentiality provisions acceptable to the Seller. Any books and records, information or other documentation provided or made available by the Seller pursuant to this Section 2.4 shall be subject to the Confidentiality Agreement.

Section 2.5            Transferability of Royalty Right. At the option of the Purchaser, the Royalty Right may be Transferred, in whole or in part, but only in compliance with applicable Laws and upon five Business Days’ prior written notice to the Seller. Any notice to Transfer the Royalty Right must be in writing and accompanied by a written instrument or instruments of Transfer and any other documentation reasonably requested by the Seller (including a Confidentiality Agreement executed by the transferee and any new information in respect of the Purchaser Account contemplated by the definition thereof) in a form reasonably satisfactory to the Seller. Upon receipt of such written notice and other instruments and documentation reasonably satisfactory to the Seller, the Seller shall recognize the requested Transfer, and the Seller’s recognition of any such Transfer shall not be unreasonably withheld, delayed or conditioned (it being understood that such recognition by the Seller shall not be a condition to such Transfer or otherwise affect the validity of such Transfer). Any Royalty Right so Transferred shall be the valid obligation of the Seller, evidencing the same right and entitling the transferee of such Royalty Right to the same benefits and rights under this Royalty Right Agreement as those previously held by the transferor thereof. Any Transfer of the Royalty Right shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor). Notwithstanding anything to the contrary herein, the consent of the Seller shall be required with respect to, and the Seller shall have the right to decline to consent to and recognize, any Transfer that is proposed to be made to any Person (including any of its Affiliates) that the Seller reasonably determines is a competitor of the Seller (it being understood that no such Person shall be deemed a competitor if the Seller has not notified the Purchaser in writing thereof within the five Business Day period set forth in the first sentence of this Section 2.5).

Section 2.6            Allocation of Purchase Price. The Seller and the Purchaser hereby acknowledge and agree that the Notes issued to the Purchaser (or its Affiliate) and the Royalty Right sold by the Seller to the Purchaser on the date hereof constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. In accordance with Section 1273(b)(2) of the Code and Section 1273(c)(2)(A) of the Code, the purchase price of the investment unit is equal to 97.50% of the principal amount of such Notes. Allocating that issue price between such Notes and such Royalty Right based on their relative fair market values, as required by Section 1273(c)(2)(B) of the Code and U.S. Treasury Regulations Section 1.1273-2(h)(1), results in (a) such Notes having an issue price of 68% of the principal amount of such Notes and (b) such Royalty Right having a purchase price of 32% of the principal amount of such Notes; provided, that such percentages are subject to final adjustment based on the good faith determination of the Seller, with prompt written notice to the Purchaser, within 30 days of the date hereof, provided, further, that any such adjustment shall be made solely on the basis of the relative fair market values of the Notes and the Royalty Rights as of the date hereof. The Seller and the Purchaser agree to prepare their respective U.S. federal income tax returns, including statements and reports related thereto, in a manner consistent with the foregoing agreement, to the extent such returns and related statements and reports are required to be filed.

Section 2.7          No Partnership or Joint Venture. For the avoidance of doubt, the Royalty Right shall not represent any equity or ownership interest in the Seller or have any voting, management or dividend rights. The Seller and the Purchaser are not partners, associates or joint venturers with each other, and nothing herein shall be construed to impose any liability as such on either of them or make them a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 2.8            Notice of Each First Sale Date. Within 15 days following the occurrence of the ANAPHYLM™ First Sale Date, the Seller shall provide notice in writing to the Purchaser of the date on which such ANAPHYLM™ First Sale Date occurred. Within 15 days following the occurrence of the LIBERVANT™ First Sale Date, the Seller shall provide notice in writing to the Purchaser of the date on which such LIBERVANT™ First Sale Date occurred.

ARTICLE III
MERGERS

Section 3.1             Mergers.

(a)          The Seller shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Seller is the surviving Person), or sell, assign (other than assignments for security purposes to the Collateral Agent), transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions or all or substantially all of its properties or assets in respect of ANAPHYLM™ or LIBERVANT™ in one or more related transactions to, any Person unless (a) (x) the Seller is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Seller) or (y) (1) such Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company (the Seller or such Person, as the case may be, being herein called the “Successor Company”) and (2) the Successor Company (if other than the Seller) (i) expressly assumes all the obligations of the Seller under this Royalty Right Agreement in the event such sale, assignment, transfer, lease, conveyance or other disposition relates to all or substantially all of its properties or assets, (ii) expressly assumes all the obligations of the Seller under this Royalty Right Agreement, but only in respect of ANAPHYLM™, in the event such sale, assignment, transfer, lease, conveyance or other disposition relates to all or substantially all of its properties or assets in respect of ANAPHYLM™ that is not a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets, or (iii) expressly assumes all the obligations of the Seller under this Royalty Right Agreement, but only in respect of LIBERVANT™, in the event such sale, assignment, transfer, lease, conveyance or other disposition relates to all or substantially all of its properties or assets in respect of LIBERVANT™ that is not a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets, in each case pursuant to documents or instruments in form reasonably satisfactory to the Required Holders, (b) no default by the Seller of its obligations under this Royalty Right Agreement shall have occurred and be continuing and (c) the Seller shall have delivered to the Purchaser an Officer’s Certificate stating that such consolidation, amalgamation, merger, winding up, conversion, sale, assignment, transfer, lease, conveyance or other disposition and such documents or instruments (if any) comply with this Royalty Right Agreement. Except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets in respect of ANAPHYLM™ or LIBERVANT™ that is not a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its properties or assets, the Successor Company (if other than the Seller) shall succeed to, and be substituted for, the Seller under this Royalty Right Agreement, and in such event the Seller will automatically be released and discharged from its obligations under this Royalty Right Agreement.

(b)          If (i) the Seller (or a Successor Company) redomiciles or assigns its rights or obligations under this Royalty Right Agreement after the date hereof, (ii) as a result of such redomiciliation or assignment, the Seller (or the Successor Company) is required by applicable Law to withhold Taxes that were not otherwise applicable, from or in respect of any amount payable under this Royalty Right Agreement or any other agreement entered into pursuant to this Royalty Right Agreement, and (iii) such withholding Taxes exceed the amount of withholding Taxes that would have been applicable if such redomiciliation or assignment had not occurred, then any such amount payable shall be increased to take into account such increased withholding Taxes so that, after making all required withholdings (including withholdings on the increased amounts), the Purchaser receives an amount equal to the sum it would have received had such redomiciliation or assignment not occurred; provided, however, that the Seller (or the Successor Company) will have no obligation to pay any such additional amount to the extent that such increased withholding Tax would not have been imposed but for the failure by the Purchaser to comply with the requirements of Section 2.2(b). If the Purchaser determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which additional amounts have been paid to it pursuant to this Section 3.1(b), the Purchaser shall pay to the Seller an amount equal to the refund (but only to the extent of the additional amounts made under this Section 3.1(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of the Purchaser, shall repay to the Purchaser the amount paid over pursuant to this Section 3.1(b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Purchaser is required to pay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(b), in no event will the Purchaser be required to pay any amount to the Seller pursuant to this Section 3.1(b) the payment of which would place the Purchaser in a less favorable net after-tax position than the Purchaser would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This Section 3.1(b) shall not be construed to require the Purchaser to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 4.1            Authorization; Enforceability. The Seller has the requisite power to execute, deliver and perform its obligations under this Royalty Right Agreement. This Royalty Right Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid, legally binding and, assuming due authorization, execution and delivery by the Purchaser (subject to general equitable principles, insolvency, liquidation, reorganization and other laws of general application relating to creditors’ rights), enforceable obligation of the Seller.

Section 4.2            Governmental and Third Party Authorizations. No consent, approval, authorization, exemption, notice, registration, filing or declaration from, to, with or of, or any other action of, any Governmental Authority or any other Person is necessary or required to be made or obtained by the Seller in connection with the execution or delivery by the Seller of this Royalty Right Agreement or the performance of its obligations hereunder (including the issuance of the Royalty Right), other than (a) such consents, approvals, authorizations, exemptions, notices, registrations, filings and declarations and other actions as shall have been taken, given, made or obtained and are in full force and effect as of the date hereof and (b) such consents, approvals, authorizations, exemptions, notices, registrations, filings and declarations and other actions the failure of which to take, give, make or obtain would not have a Material Adverse Effect.

Section 4.3           No Conflicts. The execution and delivery by the Seller of this Royalty Right Agreement, the performance of obligations by the Seller hereunder (including the issuance of the Royalty Right) and the consummation of the transactions contemplated hereby do not (a) contravene the terms of the organizational documents of the Seller, (b) violate any Law, determination or award applicable to the Seller or its properties or assets, (c) conflict with or result in the breach of, or constitute a default, result in the acceleration of any obligation or require any payment to be made under, any material contract binding on the Seller or any of its properties or assets or (d) result in or require the creation or imposition of any Lien (other than any Permitted Lien) upon or with respect to any of the properties or assets of the Seller, except in the case of clause (b), clause (c) and clause (d) where such violation, conflict, breach, default, acceleration, payment, creation or imposition would not reasonably be expected to have a Material Adverse Effect.

ARTICLE V
CONFIDENTIALITY

Section 5.1          Confidentiality. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena,    civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller and except as otherwise set forth in this Section 5.1, the Seller will, and will cause each of its Affiliates, directors, officers, employees, agents, representatives and similarly situated Persons who receive such information to, treat and hold as confidential and not disclose to any Person any and all Confidential Information furnished to it by the Purchaser, as well as the information on the signature page to this Royalty Right Agreement, and to use any such Confidential Information and other information only in connection with this Royalty Right Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Seller may disclose such information solely on a need-to-know basis and solely to its members, directors, employees, managers, officers, agents, brokers, advisors, lawyers, bankers, trustees, representatives, investors, potential investors, co-investors, potential co-investors, acquirors, potential acquirors, insurers, insurance brokers, underwriters and financing parties and their respective attorneys and advisors; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such Confidential Information and other information confidential pursuant to obligations of confidentiality no less onerous than those set forth herein. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, in no event shall the Purchaser’s name (in any variation) be used in any public announcement or filing, or in any type of mail or electronic distribution intended for an audience that is not solely limited to Affiliates of the Seller. Except as permitted under this Section 5.1, and except as required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, neither the Seller nor any of its Affiliates shall disclose to any Person, or use or include in any public announcement or any public filing, the identity of any shareholders, members, directors or Affiliates of the Purchaser, without the prior written consent of such shareholder, member, director or Affiliate.

ARTICLE VI
SURVIVAL OF CERTAIN PROVISIONS

Section 6.1            Survival of Certain Provisions. The covenants and agreements contained in this Royalty Right Agreement shall survive (a) the execution and delivery of this Royalty Right Agreement and (b) any Transfer by the Purchaser of the Royalty Right or any interest therein. All such provisions are binding upon and may be relied upon by the Purchaser, regardless of any investigation made at any time by or on behalf of the Purchaser. All statements contained in any certificate or other instrument delivered by or on behalf of either party hereto pursuant to this Royalty Right Agreement shall be deemed to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby regardless of any investigation made by or on behalf of either such party. This Royalty Right Agreement and the Purchase Agreement embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof, other than the separate Confidentiality Agreement entered into between the Purchaser (or its Affiliate) and the Seller relating to the transactions contemplated hereby. The Royalty Right shall remain in full force and effect following any Change of Control or any redemption, defeasance or other repayment of the Notes (whether at stated maturity of the Notes, upon acceleration of the Notes or otherwise).

ARTICLE VII
NOTICES

Section 7.1             Notices. All statements, requests, notices and agreements hereunder shall be in writing and delivered by hand, mail, overnight courier or electronically as follows:

(a)    if to the Purchaser, as set forth on the signature page hereto; and

(b)    if to the Seller, to:

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, New Jersey 07059
Attention: Chief Financial Officer and General Counsel
Facsimile: 908-561-1209

with a copy (which shall not constitute notice) to each of:

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, New Jersey 07059
Attention: Legal
Email: legal@aquestive.com
Facsimile: 908-561-1209

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: David S. Rosenthal
Email: david.rosenthal@dechert.com
Facsimile: 212-698-3599

ARTICLE VIII
SUCCESSORS AND ASSIGNS

Section 8.1          Successors and Assigns. This Royalty Right Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assignees and permitted transferees. The Seller may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser, other than in accordance with the terms of Section 3.1.

ARTICLE IX
 SEVERABILITY

Section 9.1           Severability. Any provision of this Royalty Right Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE X
WAIVER OF JURY TRIAL

Section 10.1          WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PURCHASER AND THE SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS ROYALTY RIGHT AGREEMENT.

ARTICLE XI
GOVERNING LAW; CONSENT TO JURISDICTION

Section 11.1          Governing Law; Consent to Jurisdiction. THIS ROYALTY RIGHT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. To the extent permitted by applicable Law, the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Royalty Right Agreement or the transactions contemplated hereby.

ARTICLE XII
COUNTERPARTS

Section 12.1           Counterparts. This Royalty Right Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Royalty Right Agreement. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original. The words “execution”, “signed” and “signature” and words of like import in this Royalty Right Agreement or in any other certificate, agreement or document related to this Royalty Right Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

ARTICLE XIII
TABLE OF CONTENTS AND HEADINGS

Section 13.1           Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Royalty Right Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE XIV
TAX MATTERS; TAX DISCLOSURE

Section 14.1         Tax Matters. The Seller and the Purchaser intend that the Royalty Right be treated for U.S. federal, state and local tax purposes as a contractual right to receive the Royalty Right Payment Amounts, if any, and be treated as an instrument separate from the Notes. In addition, the Seller and the Purchaser do not intend that the Royalty Right be treated as an equity or ownership interest in the Seller or that any amount allocated to the Royalty Right pursuant to Section 2.6 be treated as a contribution to capital, and neither the Seller nor the Purchaser shall take any action inconsistent with such treatment. So long as the Purchaser (and its successors, permitted assignees and permitted transferees, as applicable) shall have delivered to the Seller at the time or times required by Law a properly completed (1) IRS Form W-9, (2) IRS Form W-8BEN, IRS Form W-8BENE or other applicable IRS Form W-8 (specifying that the Purchaser is entitled to the benefits of an applicable income tax treaty and is entitled to a zero rate of withholding under the “Royalty” and “Other Income” articles of such treaty) or (3) IRS Form W-8ECI, then, in each case, absent a change in Law, the Seller shall not withhold U.S. federal income tax on any Royalty Right Payment Amount. After the end of each calendar year, but not later than the latest date permitted by applicable Law, the Seller shall timely prepare and timely file, deliver and furnish, as the case may be, IRS Forms 1042 and IRS Forms 1099, as applicable, with respect to any payments of the Royalty Right Payment Amounts. The Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so. Notwithstanding anything express or implied to the contrary herein, including in Section 5.1, the Seller shall not disclose any documents of the Purchaser provided pursuant to this Section 14.1 or any FATCA-related documents of the Purchaser to the Seller’s brokers, bankers, existing or potential investors, co-investors, underwriters and existing or potential financing parties or acquirers without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld as determined in the sole good faith discretion of the Purchaser).

Section 14.2          Tax Disclosure. Notwithstanding anything expressed or implied to the contrary herein, the Purchaser, on the one hand, and the Seller, on the other hand, and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure; provided, however, that neither such Person nor any employee, representative or other agent thereof shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could reasonably result in a violation of any Law relating to federal or state securities matters. For these purposes, the tax treatment of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein means the purported or claimed U.S. federal or state tax treatment of such transactions. Moreover, the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein includes any fact that may be relevant to understanding the purported or claimed U.S. federal or state tax treatment of such transactions.

{SIGNATURE PAGES FOLLOW}

If the foregoing is in accordance with your understanding of this Royalty Right Agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between us and you in accordance with its terms.

Very truly yours,

AQUESTIVE THERAPEUTICS, INC.

By:
Name:
Title:

{Signature Page to the Royalty Right Agreement}

ANNEX A
RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and otherwise in this Royalty Right Agreement:

(a)	A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)
Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Royalty Right Agreement on a day that is not a Business Day, unless this Royalty Right Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified.

(c)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)	The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)	The word “or” is not exclusive.

(f)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(g)
Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Annex A or otherwise in this Royalty Right Agreement) and include any Annexes, Exhibits and Schedules attached thereto.

(h)	References to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(i)
References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth in this Annex A or otherwise in this Royalty Right Agreement), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(j)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k)
The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or otherwise in this Royalty Right Agreement shall refer to this Royalty Right Agreement as a whole and not to any particular provision hereof, and Article, Section and Annex references herein are references to Articles and Sections of, and Annexes to, this Royalty Right Agreement unless otherwise specified.

(l)	In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and “controlled” has a meaning correlative thereto.

“ANAPHYLM™” means the Seller’s epinephrine prodrug sublingual film product candidate, identified as AQST-109, for the emergency treatment of severe Type I allergic reactions, including anaphylaxis, to be marketed by or on behalf of the Seller initially under the name ANAPHYLM™ (whether marketed under such name or any other name).

“ANAPHYLM™ First Sale Date” means the date of first sale of ANAPHYLM™ by the Seller or any of its Affiliates to any Person other than the Seller or any of its Affiliates.

“ANAPHYLM™ Net Sales” means (1) in connection with any Out-Licensing Agreement, “Net Sales” or any such similarly defined term in such Out-Licensing Agreement with respect to ANAPHYLM™ and (2) with respect to any other sales of ANAPHYLM™ in arm’s length sales by any Selling Person to independent, unrelated third parties, the gross amounts received, less the following deductions from such gross amounts that are actually incurred, allowed, accrued or specifically allocated in connection with such sales of ANAPHYLM™:

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“ANAPHYLM™ Royalty Payment” means, with respect to any Royalty Right Period during the Royalty Right Term, an amount equal to the product of (a) the sum of (i) in respect of the first [***] of ANAPHYLM™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such ANAPHYLM™ Net Sales during such Royalty Right Period, (ii) in respect of the next [***] of ANAPHYLM™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such ANAPHYLM™ Net Sales during such Royalty Right Period, and (iii) in respect of any additional ANAPHYLM™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such ANAPHYLM™ Net Sales during such Royalty Right Period, multiplied by (b) the percentage set forth on the signature page hereto.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions are authorized or required by Law to close in New York City.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and membership rights; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; in each case to the extent treated as equity in accordance with GAAP.

“Change of Control” has the meaning set forth in the Indenture.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Agent” has the meaning set forth in the Indenture.

“Confidential Information” means all information (whether written or oral, or in electronic or other form) furnished before or after the date hereof concerning the Purchaser or its Affiliates (including any of its equityholders), including any and all information regarding any aspect of the Purchaser’s business, including its owners, funds, strategy, market views, structure, investors or potential investors. Such Confidential Information includes any Tax Exemption Form provided by the Purchaser to the Seller or its Affiliates. Notwithstanding the foregoing definition, “Confidential Information” shall not include information that is (v) independently developed or discovered by the Seller without use of or access to any information described in the second preceding sentence, as demonstrated by documentary evidence, (w) already in the public domain at the time the information is disclosed or has become part of the public domain after such disclosure through no breach of this Royalty Right Agreement, (x) lawfully obtainable from other sources, (y) required to be disclosed in any document to be filed with any Governmental Authority or (z) required to be disclosed by court or administrative order or under securities Laws applicable to either party to this Royalty Right Agreement or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or its Affiliates or the Purchaser or its Affiliates may be listed for trading.

“Confidentiality Agreement” means that certain confidentiality agreement dated April 28, 2022 executed by [***], and accepted and agreed by the Seller, or any other confidentiality agreement in the form attached as Exhibit E to the Indenture.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Royalty Right Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any regulations thereunder or official interpretations thereof or an intergovernmental agreement between the United States and another jurisdiction, including any local legislation of such jurisdiction, facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indenture” means that certain indenture, dated as of November 1, 2023, by and among the Seller, certain subsidiaries of the Seller from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as in effect on the date hereof.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, judgments, orders, writs, injunctions, decrees, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBERVANT™” means the Seller’s diazepam buccal film product for the acute treatment of intermittent, stereotypic episodes of frequent seizure activity (i.e., seizure clusters, acute repetitive seizures) that are distinct from a patient’s usual seizure pattern, to be marketed by or on behalf of the Seller initially under the name LIBERVANT™ (whether marketed under such name or any other name).

“LIBERVANT™ First Sale Date” means the date of first sale of LIBERVANT™ by the Seller or any of its Affiliates to any Person other than the Seller or any of its Affiliates.

“LIBERVANT™ Net Sales” means (1) in connection with any Out-Licensing Agreement, “Net Sales” or any such similarly defined term in such Out-Licensing Agreement with respect to LIBERVANT™ and (2) with respect to any other sales of LIBERVANT™ in arm’s length sales by any Selling Person to independent, unrelated third parties, the gross amounts received, less the following deductions from such gross amounts that are actually incurred, allowed, accrued or specifically allocated in connection with such sales of LIBERVANT™:

[***]

“LIBERVANT™ Royalty Payment” means, with respect to any Royalty Right Period during the Royalty Right Term, an amount equal to the product of (a) the sum of (i) in respect of the first [***] of LIBERVANT™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such LIBERVANT™ Net Sales during such Royalty Right Period, (ii) in respect of the next [***] of LIBERVANT™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such LIBERVANT™ Net Sales during such Royalty Right Period, and (iii) in respect of any additional LIBERVANT™ Net Sales in the calendar year in which such Royalty Right Period occurs, the product of [***] multiplied by such LIBERVANT™ Net Sales during such Royalty Right Period, multiplied by (b) the percentage set forth on the signature page hereto; provided, that in no event shall any Royalty Right Period with respect to LIBERVANT™ Royalty Payments extend beyond the earlier of (A) the day prior to the ANAPHYLM™ First Sale Date or (B) the eighth anniversary of the LIBERVANT™ First Sale Date.

“Lien” has the meaning set forth in the Indenture.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Seller taken as a whole, (b) the ability of the Seller to perform its material obligations under this Royalty Right Agreement or (c) the validity or enforceability of this Royalty Right Agreement.

“Notes” means the 13.5% Senior Secured Notes due 2028 of the Seller.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Seller in his or her capacity as such an officer.

“Other Agreements” has the meaning set forth in Section 2.1(b).

“Other Purchasers” has the meaning set forth in Section 2.1(b).

“Out-Licensing Agreement” means any arm’s length out-licensing agreement between any Selling Person and any independent, unrelated third party.

“Permitted Lien” has the meaning set forth in the Indenture.

“Person” means any individual, corporation, company, partnership, association, limited liability company, unincorporated organization, trust, joint stock company or joint venture, a Governmental Authority or any other entity.

“Purchase Agreement” means that certain purchase agreement dated November 1, 2023 to which the Seller and the Purchaser (or an Affiliate thereof) are party.

“Purchaser” has the meaning set forth in Section 2.1(a).

“Purchaser Account” means the account described as such on the signature page hereto, as such account may be changed by the Purchaser in its sole discretion from time to time (including in connection with any Transfer of the Royalty Right in accordance with Section 2.5) upon prior written notice to the Seller in accordance with Section 7.1.

“Purchasers” means the Purchaser and the Other Purchasers.

“Report” has the meaning set forth in Section 2.2(a).

“Required Holders” means the Purchasers holding a majority of the economic and equitable interests under the Royalty Right Agreements.

“Restricted Proceeds” has the meaning set forth in Section 2.2(a).

“Royalty Right” means the right to receive the Royalty Right Payment Amounts pursuant to, and subject to the terms and conditions of, this Royalty Right Agreement.

“Royalty Right Agreement” means this royalty right agreement to which this Annex A is attached and made part.

“Royalty Right Agreements” means this Royalty Right Agreement and the Other Agreements.

“Royalty Right Payment Amount” means, with respect to any Royalty Right Period, an amount equal to the sum of any ANAPHYLM™ Royalty Payment and any LIBERVANT ™ Royalty Payment for such Royalty Right Period.

“Royalty Right Payment Date” means each February 15, May 15, August 15 and November 15 during the Royalty Right Term and the first February 15, May 15, August 15 or November 15 following the end of the Royalty Right Term.

“Royalty Right Period” means the full calendar quarter preceding the applicable Royalty Right Payment Date (or (i) in the case of the first Royalty Right Payment Date, the period commencing on the earlier of the ANAPHYLM™ First Sale Date or the LIBERVANT™ First Sale Date and ending on the last day of the calendar quarter preceding such Royalty Right Payment Date and (ii) in the case of the last Royalty Right Payment Date, the period beginning on the day following the last day of the Royalty Right Period in respect of the preceding Royalty Right Payment Date and ending on the last day of the Royalty Right Term); provided, that in no event shall the Royalty Right Period with respect to LIBERVANT™ extend beyond the earlier of (A) the day prior to the ANAPHYLM™ First Sale Date or (B) the eighth anniversary of the LIBERVANT™ First Sale Date.

“Royalty Right Term” means (i) with respect to ANAPHYLM™, the period commencing on the earlier of the ANAPHYLM™ First Sale Date and the LIBERVANT™ First Sale Date and ending on the eighth anniversary of the ANAPHYLM™ First Sale Date, and (ii) with respect to LIBERVANT™, the period commencing on the earlier of the ANAPHYLM™ First Sale Date and the LIBERVANT™ First Sale Date and ending on the date that is the earlier of the ANAPHYLM™ First Sale Date and the eighth anniversary of the LIBERVANT™ First Sale Date.

“Seller” has the meaning set forth in the preamble to this Royalty Right Agreement.

“Selling Persons” means, collectively, the Seller, any of its Affiliates or the Seller’s (or any such Affiliate’s) licensees or sublicensees (excluding wholesalers and distributors) (and each, individually, a “Selling Person”).

“Successor Company” has the meaning set forth in Section 3.1.

“Taxes” means any present or future tax, fee, duty, levy, tariff, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

“Tax Exemption Form” has the meaning set forth in Section 2.2(b).

“Transfer” means sell, assign, transfer, pledge, hypothecate, encumber, gift or in any other manner dispose of.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent) of such Person.